Exhibit 10.13

CEREVEL THERAPEUTICS HOLDINGS, INC.

SENIOR EXECUTIVE CASH ANNUAL INCENTIVE PLAN

(Adopted: October 27, 2020)

1.	Purpose

This Senior Executive Cash Annual Incentive Plan (the “AIP”) is intended to provide a performance-based incentive for pre-identified business results and to also further motivate eligible executives of Cerevel Therapeutics Holdings, Inc. (the “Company”) and its subsidiaries toward even higher achievement, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives. The AIP is for the benefit of Covered Executives (as defined below).

2.	Eligibility

From time to time, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may select certain key executives (the “Covered Executives”) to be eligible to receive bonuses hereunder. Bonus plans for Covered Executives shall be adopted in each performance period by the Compensation Committee and communicated to each Covered Executive at the beginning of each performance period. In order to be eligible to receive an actual incentive payout, the Covered Executive must be employed with the Company on the last day of the performance period. If a Covered Executive was not employed for an entire performance period, the Compensation Committee may, in its sole discretion, pro rate the bonus based on the number of days employed during such period. Participation in the AIP does not change the “at will” nature of a Covered Executive’s employment with the Company.

3.	Administration

The Compensation Committee shall have the sole discretion and authority to administer and interpret the AIP.

4.	Annual Bonus Targets

The Compensation Committee shall establish a target bonus opportunity for each Covered Executive for the respective performance period. For each Covered Executive, the Compensation Committee may apportion the target award so that the target award is tied to the attainment of (a) Corporate Performance, or (b) a mix of Corporate Performance Goals and individual performance objectives or other performance goals (e.g., division, function, business unit, etc.).

5.	Bonus Goals

(a) Corporate Performance Goals. A Covered Executive may receive a bonus payment under the AIP based upon the attainment of one or more performance objectives that are established by the Compensation Committee and relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Corporate Performance Goals”), including without limitation the following: research and development, publication, clinical or regulatory milestones; cash flow (including, but not limited to, operating cash flow and free cash flow);

Cerevel Therapeutics Holdings, Inc.

Senior Executive Cash Annual Incentive Plan

revenue; corporate revenue; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of our common stock; economic value-added; acquisitions, licenses or strategic transactions; financing or other capital raising transactions; operating income (loss); return on capital, assets, equity, or investment; stockholder returns; return on sales; total shareholder return; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; customer satisfaction; working capital; earnings (loss) per share of our common stock; bookings, new bookings or renewals; sales or market shares; number of prescriptions or prescribing physicians; coverage decisions; leadership development, employee retention, and recruiting and other human resources matters; operating income and/or net annual recurring revenue, any of which may be (A) measured in absolute terms or compared to any incremental increase, (B) measured in terms of growth, (C) compared to another company or companies or to results of a peer group, (D) measured against the market as a whole and/or as compared to applicable market indices and/or (E) measured on a pre-tax or post-tax basis (if applicable). Further, any Corporate Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets. Each Corporate Performance Goal shall have a “target” (i.e., 100 percent attainment of the Corporate Performance Goal) and may also have a “minimum” hurdle and/or a “maximum” amount.

(b) Individual Performance Goals. The Compensation Committee may identify individual goals for each Covered Executive at the start of the performance year.

6.	Achievement Results of AIP Goals.

(a) Any bonuses paid to Covered Executives under the AIP shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Corporate Performance Goals and no bonuses shall be paid to Covered Executives unless and until the Compensation Committee makes a determination with respect to the attainment of the performance targets relating to the Corporate Performance Goals. Notwithstanding the foregoing, the Compensation Committee may adjust bonuses payable under the Incentive Plan based on achievement of one or more individual performance objectives or pay bonuses (including, without limitation, discretionary bonuses) to Covered Executives under the Incentive Plan based on individual performance goals and/or upon such other terms and conditions as the Compensation Committee may in its discretion determine.

(b) Corporate Performance Goals. Corporate Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Compensation Committee at the beginning of the performance period and which is consistently applied with respect to a Corporate Performance Goal in the relevant performance period.

Cerevel Therapeutics Holdings, Inc.

Senior Executive Cash Annual Incentive Plan

(c) Individual Performance Goals. Individual Performance Goals will adjust bonuses payable under the AIP based on achievement against these goals and/or upon such other terms and conditions as the Compensation Committee may in its discretion determine.

7.	Timing of Payment

If the Corporate Performance Goals and/or individual goals for such period are met, payments will be made as soon as practicable following the end of such period, but no later than 74 days after the end of the fiscal year in which such performance period ends.

8.	Amendment and Termination

The Company reserves the right to amend or terminate the AIP at any time in its sole discretion.

Date Approved: October 27, 2020